EXHIBIT 23.1

Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-106831) and related Prospectus of MCF Corporation for the registration of 42,047,254 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 2003, with respect to the consolidated financial statements of MCF Corporation included in its Annual Report (Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Francisco, California

September 22, 2003